EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into, as of April 4, 2006 (the “Effective Date”), by and among Mutual Federal Bancorp, Inc. (hereinafter referred to as “MFB”), Mutual Federal Savings and Loan Association of Chicago (the “Bank” or “Employer”), and Julie Oksas (hereinafter called the “Executive”).

W I T N E S S E T H   T H A T:

WHEREAS, the Bank desires to continue to employ the Executive as Executive Vice President and Secretary of the Bank, and the Executive desires to continue in such employment;

NOW, THEREFORE, in consideration of the mutual promises herein contained and subject to the conditions precedent set forth herein, the parties agree as follows:

1.  Employment and Term.

(a)  Employment. The Bank shall employ the Executive as the Executive Vice President and Secretary of the Bank, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

(b)  Term. The Executive’s employment under this Agreement shall commence on the Effective Date and extend through April 3, 2008, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 7. The term of this Agreement shall be extended for an additional year as of April 4, 2007 and each anniversary date thereof, provided that the board of directors of the Bank (the “Board”), or a duly authorized committee thereof, on behalf of the Bank, determines that the Agreement should be so extended. If the Board determines that the Agreement should not be so extended, then, no later than ninety (90) days prior to any such renewal date, the Board shall give notice to the Executive, in accordance with Paragraph 15, that the term of this Agreement shall not be so extended. In this regard, the Board will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. The Executive may also give notice, no later than ninety (90) days prior to any renewal date, in accordance with Paragraph 15, that the term of the Agreement shall not be so extended.

2.  Duties and Responsibilities.

(a)  The duties and responsibilities of the Executive shall be of an executive nature as shall be required by the Employer in the conduct of its business and shall be performed by Executive on a part-time basis. The Executive’s powers and authority shall be as prescribed by the bylaws of the Employer, if applicable, and shall include all those presently delegated to the Executive, together with the performance of such other duties and responsibilities as the Chief Executive Officer of the Employer may from time to time assign to the Executive not inconsistent with the Executive’s position(s) with the Employer. The Executive recognizes, that during the period of the Executive’s employment hereunder, the Executive owes an undivided duty of loyalty to the Employer, and agrees to devote the Executive’s entire business time and attention to the performance of said duties and responsibilities and to use the Executive’s best efforts to promote and develop the business of the Employer. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Employer and the goodwill pertaining thereto, the Executive shall perform her duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Employer and the industry from time to time. The Executive will not perform any duties for any other business without the prior written consent of the Employer, but may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of the Executive’s duties under this Agreement.

(b)  Notwithstanding that this Agreement provides for the employment of the Executive in the Executive’s capacity as the Executive Vice President and Secretary of the Bank, nothing herein contained shall assure the Executive of, nor in any manner shall be construed to constitute an agreement by the Employer to the continued employment of the Executive after the expiration or termination of this Agreement in such capacity or in any other capacity.

3.  Base Salary. For services performed by the Executive for the Employer pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Employer shall pay the Executive a base salary at the rate of thirty-nine thousand three hundred twelve dollars ($39,312) per year, payable in substantially equal installments in accordance with the Employer’s regular payroll practices. The Executive’s base salary (with any increases under this Paragraph 3) shall not be subject to reduction without the Executive’s written consent. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Employer or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement. Executive’s base salary shall be subject to review from time to time, and the Employer may (but is not required to) increase the base salary as the Board, in its discretion, may determine.

4.  Annual Bonuses. For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus in the amount, if any, as may be determined from time to time by the Board in its discretion.

5.  Equity-Based Compensation. During the term of employment hereunder, the Executive shall be eligible to participate in any equity-based compensation plan or program adopted by the Employer.

6.  Other Benefits. In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Executive shall also be entitled to the following:

(a)  Participation in Benefit Plans. The Executive shall be entitled to participate in such life insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Employer for the benefit of executives of the Executive’s level or its employees generally.

(b)  Vacation. The Executive shall be entitled to such number of days of vacation with pay during each calendar year during the period of employment in accordance with the Employer’s applicable personnel policy as in effect from time to time.

(c)  Executive Perquisites. The Employer shall furnish Executive with such perquisites as are provided from time to time by the Employer to its officers generally and are suitable to the Executive’s position, adequate for the performance of the Executive’s duties hereunder, and reasonable in the circumstances.

(d)  Expense Reimbursement. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services hereunder, which are incurred and accounted for in accordance with the Employer’s policies and procedures applicable thereto.

7.  Termination. The provisions of this Section 7 shall be subject to the terms and conditions stated in Section 15. The Board may terminate the Executive’s employment with the Bank at any time, but any termination by the Board, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Paragraph 8 hereof sets forth certain obligations of the Employer in the event that the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below. In the event of termination of the Executive’s employment with the Employer for any reason, or if the Executive is required by the Board, the Executive agrees to resign, and shall automatically be deemed to have resigned, from any offices (including any directorship) the Executive holds with the Employer and/or any of its affiliates effective as of the termination date of the Executive’s employment hereunder, or, if applicable, effective as of a date selected by the Board; provided, however, that the foregoing resignation shall not prejudice or otherwise affect the Executive’s rights and obligations, if any, under this Agreement.

(a)  Death or Disability. Except to the extent otherwise provided in Paragraphs 8, 11 and 12 with respect to certain post-Date of Termination obligations of the parties, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes Disabled (as hereinafter defined). The Board shall promptly give the Executive written notice of any such determination of the Executive’s Disability and of any decision of the Board to terminate the Executive’s employment by reason thereof. In the event of Disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Employer.

(b)  Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from the Executive’s employment hereunder for Cause (as hereinafter defined). Except to the extent otherwise provided in Paragraphs 8, 11 and 12 with respect to certain post-Date of Termination obligations of the parties, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a

Notice of Termination to the Executive given in accordance with Paragraph 14 of this Agreement.

(c)  Termination for Other Reasons. The Employer may discharge the Executive without Cause by giving written notice to the Executive in accordance with Paragraph 14. The Executive may resign from the Executive’s employment with or without Good Reason, without liability to the Employer, by giving written notice to the Employer in accordance with Paragraph 14 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within sixty (60) days after the occurrence which constitutes “Good Reason” or during the ninety (90) day period described in the final sentence of Paragraph 7(d)(vi); provided, further, that the Employer retains the right after proper notice of the Executive’s voluntary termination to require the Executive to cease the Executive’s employment immediately. Except to the extent otherwise provided in Paragraphs 8, 11 and 12 with respect to certain post-Date of Termination obligations of the parties, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged without Cause or resigns for any reason or no reason.

(d)  Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)  “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards vested or accrued under any equity-based compensation plan or program and (E) all other benefits which have accrued as of the Date of Termination. For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

(ii)  “Cause” shall mean the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this agreement; provided, however, that no act or omission by the Executive shall constitute Cause hereunder unless the Employer has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission.

(iii)  “Change in Control” shall mean the occurrence of any one of the following events:

(A)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of MFB or any of its subsidiaries, who is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of MFB representing 25% or more of the total voting power of the then outstanding shares of capital stock of MFB entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that the following shall not constitute a change in control: (1) the ownership of 25% or more of the Voting Stock by Mutual Federal Bancorp, MHC; (2) a person becomes a beneficial owner of 25% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from MFB; (3) a person becomes a beneficial owner of 25% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by MFB; or (4) a person becomes a beneficial owner of 25% or more of the Voting Stock as the result of a transaction involving the second stage conversion of any holding company of MFB, or

(B)  During any period of two consecutive years, individuals (the “Incumbent Board”), who at the beginning of such period constitute the Board, and any new director, whose election by the Board or nomination for election by MFB’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(C)  Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of MFB (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns MFB or all or substantially all of MFB’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of MFB, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(D)  Approval by the stockholders of MFB of a plan of complete liquidation or dissolution of MFB.

The Board has final authority to construe and interpret the provisions of the foregoing Paragraphs (A), (B), (C) and (D) and to determine the exact date on which a Change in Control has been deemed to have occurred thereunder.

(iv)  “Date of Termination” shall mean (A) in the event of a discharge of the Executive for Cause, the date of the Notice of Termination, (B) in the event of a discharge of the Executive without Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (C) in the event of a resignation by the Executive, the date specified in the written notice to the Employer, which date shall be no less than thirty (30) days from the date of such written notice (or such earlier date as the Employer may elect in its sole discretion), (D) in the event of the Executive’s death, the date of the Executive’s death, and (E) in the event of termination of the Executive’s employment by reason of Disability pursuant to Paragraph 7(a), the date the Executive receives written notice of such termination.

(v)  “Disabled” and “Disability” shall mean that the Executive will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period, or an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of the Executive’s usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive’s usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is Disabled, upon reasonable request therefore by the Board, the Executive shall submit to a reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

(vi)  “Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without the Executive’s consent: (A) the Executive is not re-elected or is removed from the positions with the Employer set forth in Paragraph 1(a), other than as a result of the Executive’s election or appointment to positions of equal or superior scope and responsibility; or (B) the Executive shall fail to be vested by the Employer with the power and authority of any of said positions, excluding for this purpose any isolated action not taken in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 14; or (C) any failure by the Employer to materially comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 14; or (D) the Employer requiring the Executive to be based at an office or location which is more than forty (40) miles from any location of MFB, the Bank or any of their subsidiaries as of the Effective Date or any renewal date of the extended term of this Agreement. In addition, any termination by the Executive during the ninety (90) day period beginning on the first anniversary of the date of a Change in Control shall be deemed to be for “Good Reason.”

(vii)  “Notice of Termination” shall mean a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice or the date otherwise specified under this Agreement, specifies the termination date.

8.  Obligations of the Employer Upon Termination. The following provisions describe the obligations of the Employer to the Executive under this Agreement upon termination of employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Employer or any of its affiliates or subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Employer or any of its affiliates or subsidiaries.

(a)  Death, Disability, Discharge for Cause, or Resignation without Good Reason. In the event this Agreement terminates pursuant to Paragraph 7(a) by reason of the death or Disability of the Executive, pursuant to Paragraph 7(b) by reason of the discharge of the Executive by the Employer for Cause, or pursuant to Paragraph 7(c) by reason of the resignation of the Executive other than for Good Reason, the Employer shall pay to the Executive, or the Executive’s heirs or estate in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive.

(b)  Discharge without Cause or Resignation with Good Reason. In the event that this Agreement terminates pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause, death or Disability or by reason of the resignation of the Executive for Good Reason:

(i)  The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii)  Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a prorata portion of the Executive’s prior year’s bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

(iii)  Severance payments equal to one hundred percent (100%) of the sum of (A) the Executive’s then-current annual base salary, plus (B) the average of the sum of the bonus amounts earned by the Executive with respect to the five (5) calendar years (or such fewer number of years as Executive has been employed) immediately preceding the calendar year in which the Executive’s Date of Termination occurs, payable in substantially equal monthly installments for a period of twelve (12) months (the “Severance Period”) in accordance with the Employer’s regular payroll practices; and

(iv)  Continuation for the Severance Period of the Executive’s right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same “cost-sharing” basis as the applicable premiums paid for such coverage by active employees as of the Date of Termination.

(c)  Effect of Change in Control. In the event that a Change in Control occurs and this Agreement thereafter terminates pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause, death or Disability, or by reason of the resignation of the Executive for Good Reason:

(i)  The Employer shall pay all Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to the Executive;

(ii)  Within thirty (30) days after the Date of Termination, the Employer shall pay to the Executive a bonus for the year during which termination occurs, calculated as a prorata portion of the Executive’s prior year’s bonus amount (if any) based on the number of days elapsed during the year through the Date of Termination;

(iii)  The Employer shall pay the Executive a lump sum payment within thirty (30) days after such termination of employment in the amount of two (2) times the sum of the following:

(A)  the amount of the Executive’s annual base salary determined as of the Date of Termination, or the date immediately preceding the date of the Change in Control, whichever is greater; plus

(B)  the greater of (A) the Executive’s bonus amount, if any, for the calendar year immediately preceding that in which the Date of Termination occurs, or (B) the average of the sum of the bonus amounts earned by the Executive with respect to the three (3) calendar years (or such fewer number of years as Executive has been employed) immediately preceding the calendar year in which the Executive’s Date of Termination occurs, or if such sum would be greater, with respect to the three (3) calendar years immediately preceding the calendar year of the date of the Change in Control; plus

(C)  the sum of:

(I)  the annual value of the contributions that would have been expected to be made or credited by the Employer to, and benefits expected to be accrued under, the qualified and non-qualified employee profit sharing, 401(k), pension and any other benefit plans maintained by the Employer to or for the benefit of the Executive; plus

(II)  the annual value of the Other Benefits described in Paragraph 6(a) and (c) above.

Notwithstanding the foregoing, if a Change in Control occurs and this Agreement is terminated prior to the Change in Control pursuant to Paragraph 7(c) by reason of the discharge of the Executive by the Employer other than for Cause, death or Disability or by reason of the resignation of the Executive for Good Reason, then the Executive shall be deemed for purposes of this Paragraph 8(c) to have so terminated pursuant to Paragraph 7(c) immediately following the date the Change in Control occurs if it is reasonably demonstrated by the Executive that such earlier termination was (i) at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose, or the circumstances that precipitated the termination otherwise arose, in connection with or in anticipation of the Change in Control.

(d)  Effect on Other Amounts. The payments provided for in this Paragraph 8 shall be in addition to all other sums then payable and owing to the Executive, shall be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of the Executive’s claims and demands. Upon such termination of this Agreement, the Employer shall have no rights or obligations under this Agreement, other than its obligations under this Paragraph 8, and the Executive shall have no rights and obligations under this Agreement, other than the Executive’s obligations under Paragraphs 11 and 12 hereof (to the extent applicable); provided, however, termination of this Agreement shall not terminate the obligation of the Executive to pay to the Employer any amounts for which the Executive may be liable to the Employer under any provision of the Sarbanes-Oxley Act of 2002 (including, without limitation, Section 304 of such Act), or any rules and regulations promulgated thereunder, as amended from time to time.

(e)  Conditions. Any payments or benefits made or provided pursuant to this Paragraph 8 are subject to the Executive’s:

(i)  compliance with the provisions of Paragraphs 11 and 12 hereof (to the extent applicable);

(ii)  delivery to the Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(iii)  delivery to the Employer of a resignation from all offices, directorships and fiduciary positions with the Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

9.  Certain Adjustments to Payments to be made by the Employer.

(a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the amount of the Payment payable to the Executive shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payment is subject to the Excise Tax.

(b)  All determinations required to be made under this Paragraph 9, and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accountants then regularly retained by the Employer (the “Accounting Firm”) in consultation with counsel acceptable to Executive, which shall promptly provide detailed supporting calculations both to the Employer and the Executive following any determination that a Reduction is necessary. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, the Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm and such counsel shall be borne solely by the Employer. Any good faith determination by the Accounting Firm shall be binding upon the Employer and the Executive.

10.  Enforcement. In the event the Employer shall fail to pay any amounts due to the Executive under this Agreement as they come due, the Employer agrees to pay interest on such amounts at a rate equal to the prime rate plus four percent (4%) per annum (as from time to time published in The Wall Street Journal (Midwest Edition)). The Employer agrees that Executive and any successor shall be entitled to recover all costs of successfully enforcing any provision of this Agreement, including reasonable attorneys fees and costs of litigation, if Executive is the prevailing party.

11.  Confidential Information. The Executive shall not at any time during or following the Executive’s employment with the Employer, directly or indirectly, disclose or use on the Executive’s behalf or another’s behalf, publish or communicate, except in the course of the Executive’s employment and in the pursuit of the business of the Employer or any of its subsidiaries or affiliates, any proprietary information or data of the Employer or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which the Employer may reasonably regard as confidential and proprietary. The Executive recognizes and acknowledges that all knowledge and information which the Executive has or may acquire in the course of the Executive’s employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Employer or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit. All records of every nature and description which come into the Executive’s possession, whether prepared by the Executive, or otherwise, shall remain the sole property of the Employer and upon termination of the Executive’s employment for any reason, said records shall be left with the Employer as part of its property.

12.  Non-Competition; Non-Solicitation. The Executive acknowledges that the Employer and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for the Executive’s employment hereunder, the Executive would not have had contact with such clients, customers and employees. The Executive agrees that during the period of the Executive’s employment with the Employer and for a period of one (1) year after termination of the Executive’s employment for any reason (the “Non-Compete Period”), the Executive will not (except in the Executive’s capacity as an employee of the Employer) directly or indirectly, for the Executive’s own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

(a)  engage, directly or indirectly, in any business that provides banking products or services or that otherwise competes in any way with the Employer or any of its subsidiaries or affiliates;

(b)  solicit or induce, or attempt to solicit or induce any client or customer of the Employer or any of its subsidiaries or affiliates not to do business with the Employer or any of its subsidiaries or affiliates; or

(c)  solicit or induce, or attempt to solicit or induce, any employee or agent of the Employer or any of its subsidiaries or affiliates to terminate his or her relationship with the Employer or any of its subsidiaries or affiliates.

For purposes of this Agreement, “Market Area” shall be an area encompassed within a forty (40) mile radius surrounding any location of MFB, the Bank or any of their subsidiaries as of the Date of Termination of employment.

The foregoing provisions shall not be deemed to prohibit (i) the Executive’s ownership, not to exceed five percent (5%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-

the-counter market or (ii) the Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of the Executive’s duties hereunder or conflict with the business of the Employer.

13.  Remedies.

(a)  The Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 11 and 12 will not cause the Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Employer and its legitimate and proprietary business interests and property from irreparable harm. The Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraph 11 or 12 above, will result in irreparable harm to the business of the Employer, (b) a remedy at law in the form of monetary damages for any breach by the Executive of any of the covenants and provisions contained in Paragraphs 11 and 12 is inadequate, (c) in addition to any remedy at law or equity for such breach, the Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on the Executive’s part contained in Paragraphs 11 and 12, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by the Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Employer of said covenants. In the event of a breach or a violation by the Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive’s obligation thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

(b)  The parties hereto agree that the covenants set forth in Paragraphs 11 and 12 are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Paragraph 11 or 12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

14.  Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party: (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested; or (d) within twenty-four (24) hours after deposit thereof with a reputable overnight courier (charges prepaid), addressed, in any case to the party at the following address(es) or telecopy numbers:

(a)  If to Executive, at the address set forth on the signature page hereof.

(b)  If to the Employer:

Mutual Federal Bancorp, Inc.
Mutual Federal Savings and Loan
Association of Chicago
2212 W. Cermak Road
Chicago, IL 60608
Attn: Chief Executive Officer
Telecopy No.: (773) 847-7752

with a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 60601-1003
Attn: Daniel C. McKay II
Telecopy No.: (312) 609-5005

or to such other address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

15.  Required Regulatory Provisions.

(a)  If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. §1818(e)(3) or (g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(b)  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. §1818(e)(4) or (g)(1)) all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)  If the Bank is in default (as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)  All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director of the Office of Thrift Supervision (“OTS”), at the time the

Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Director of the OTS at the time the OTS approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC Regulation 12 CFR Part 359, regarding Golden Parachute and Indemnification Payments.

16.  Full Settlement; No Mitigation. The Employer’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

17.  Payment in the Event of Death. In the event payment is due and owing by the Employer to the Executive under this Agreement upon the death of the Executive, payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, then the executor of the Executive’s estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive, shall be entitled to receive all amounts owing to the Executive at the time of the Executive’s death under this Agreement. Such payments shall be in addition to any other death benefits of the Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

18.  Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to Executive’s employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

19.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Employer. The Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Employer in accordance with the operation of law, and such successor shall be deemed the “Employer” for purposes of this Agreement.

20.  Tax Withholding. The Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Employer to or for the benefit of the Executive under this Agreement or otherwise. The Employer may, at its option: (a) withhold such taxes from any cash payments owing from the Employer to the Executive; (b) require the Executive to pay to the Employer in cash such amount as may be required to satisfy such withholding obligations; and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

21.  Guaranty. MFB hereby guarantees the payment of all compensation, payments and/or benefits due to Employee or her beneficiaries under this Agreement or any of the plans, programs or arrangements referred to herein, if, as and when such compensation, payments or benefits are not timely paid by the Bank.

22.  No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party, except that MFB may assign its rights and obligations under this Agreement to any affiliate or subsidiary, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

23.  Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

24.  Jurisdiction and Governing Law. Except as provided in Paragraph 10, jurisdiction over disputes with regard to this Agreement shall be exclusively in courts located in the State of Illinois, and this Agreement shall be construed, interpreted and enforced in accordance with and governed by applicable federal law, and the laws of the State of Illinois to the extent not preempted by applicable federal law without regard to the choice of laws provisions of the State of Illinois.

25.  Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

26.  Survival. Provisions of this Agreement shall survive the termination of the Executive’s employment with the Employer to the extent provided herein.

27.  Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

28.  Amendment. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

29.  Construction. The language used in this Agreement will be deemed to be the language chosen by Employer and the Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

30.  No Duplication. Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by the Executive from the Bank, MFB or any other subsidiary or affiliate of MFB or the Bank, such compensation or benefits shall be subtracted from any amounts simultaneously due hereunder from the Bank and/or MFB, as the case may be.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
By:	/s/ Stephen M. Oksas
Title:	Chief Executive Officer

MUTUAL FEDERAL BANCORP, INC.
By:	/s/ Stephen M. Oksas
Title:	Chief Executive Officer

EXECUTIVE /s/ Julie Oksas
Address:___________________________________ __________________________________________ __________________________________________ Telecopy No.:_______________________________	Name: Julie Oksas

Exhibit A to Employment Agreement

RELEASE AND SEVERANCE AGREEMENT

THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between Mutual Federal Bancorp, Inc. and its subsidiaries and affiliates (including, without limitation, Mutual Federal Savings and Loan Association of Chicago) (collectively, the “Company”) and Julie Oksas (hereinafter “EXECUTIVE”).

EXECUTIVE’S employment with the Company terminated on __________, ______; and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement (“Employment Agreement”) to which EXECUTIVE otherwise would not be entitled.

NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, EXECUTIVE on behalf of EXECUTIVE and EXECUTIVE’S spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge the company, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorneys’ fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to EXECUTIVE’S employment or termination of employment from the Company, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

EXECUTIVE acknowledges that EXECUTIVE’S obligations pursuant to Paragraphs 11 and 12 of the Employment Agreement relating to the use or disclosure of confidential information and non-solicitation of customers and employees shall continue to apply to EXECUTIVE.

This Release and Settlement Agreement supersedes any and all other agreements between EXECUTIVE and the Company except agreements relating to proprietary or confidential information belonging to the Company, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

This release does not affect EXECUTIVE’S right to any benefits to which EXECUTIVE may be entitled under any employee benefit plan, program or arrangement sponsored or provided by the Company, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.

EXECUTIVE and the Company acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:

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(a) The severance benefits exceed the nature and scope of that to which EXECUTIVE would otherwise have been legally entitled to receive;

(b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is EXECUTIVE’S knowing and voluntary act;

(c) EXECUTIVE has been advised by the Company to consult with EXECUTIVE’S personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

(d) EXECUTIVE has had at least twenty-one (21) calendar days within which to consider this Agreement;

(e) EXECUTIVE has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(f) EXECUTIVE has read and fully understands the terms of this Agreement; and

(g) Nothing contained in this Agreement purports to release any of EXECUTIVE’S rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

MUTUAL FEDERAL BANCORP, INC., for itself and its Subsidiaries and Affiliates	EXECUTIVE

By:________________________________________	___________________________________________
Its:________________________________________	Julie Oksas

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